Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007 RESULTS
— Record Quarterly Premiums, Fees & Other Revenues of $9.1 Billion —
— Record Full Year Premiums, Fees & Other Revenues of $34.8 Billion —
NEW YORK, February 6, 2008 — MetLife, Inc. (NYSE: MET) today reported fourth quarter 2007 net income1 of $1,083 million, or $1.44 per diluted common share. In the fourth quarter of 2006, MetLife’s net income benefited from a one time net investment gain of $3 billion, net of income tax, due to the sale of Peter Cooper Village and Stuyvesant Town. This gain contributed to a record quarterly net income of $3,829 million, or $4.95 per diluted common share, for the fourth quarter of 2006. Without this gain, MetLife’s fourth quarter 2006 net income would have been $829 million, or $1.07 per diluted common share.
MetLife today also reported full year 2007 net income of $4,180 million, or $5.48 per diluted common share, compared with $6,159 million, or $7.99 per diluted common share, for 2006. Full year 2006 net income also reflects the above mentioned gain from a real estate sale. Without this gain, MetLife’s 2006 full year net income would have been $3,159 million, or $4.09 per diluted common share.

	For the three months		For the year
	ended December 31,		ended December 31,
	2007	2006	2007	2006
	(In millions, except per common share data)
Net income available to common shareholders	$1,083	$3,829	$4,180	$6,159
Net income available to common shareholders per diluted common share	$1.44	$4.95	$5.48	$7.99
Operating earnings available to common shareholders[2]	$1,208	$1,054	$4,762	$4,022
Operating earnings available to common shareholders per diluted common share[2]	$1.60	$1.36	$6.25	$5.22
Book value per diluted common share	$43.94	$41.08
Book value per diluted common share, excluding accumulated other comprehensive income[2]	$42.51	$39.63

[1]	All references in this press release (other than in any of the tables and in the Non-GAAP and Other Financial Disclosures discussion below) to net income, net income per diluted common share, operating earnings and operating earnings per diluted common share should be read as net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively. All references in this press release to “operating return on equity” refer to “operating return on common equity,” which is operating earnings available to common shareholders divided by average GAAP common equity, excluding other comprehensive income.

[2]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.
Fourth Quarter Highlights
•	Record premiums, fees and other revenues of $9.1 billion, up 6% from the prior period — the fourth quarter of 2006
•	Individual variable annuity statutory premiums and deposits in the United States of $3.7 billion, up 13% from the prior period
•	Record operating earnings in the International and Institutional Business segments
Operating earnings for the fourth quarter of 2007 were $1,208 million, or $1.60 per diluted common share, compared with $1,054 million, or $1.36 per diluted common share, for the prior period.
“MetLife had an outstanding quarter with record premiums, fees and other revenues of $9.1 billion,” said C. Robert Henrikson, chairman of the board, president and chief executive officer of MetLife, Inc. “In addition, our Institutional and International businesses delivered record operating earnings, and Individual Business generated strong year-over-year growth in both annuity deposits and total life premiums.”

Full Year Highlights
•	Record total premiums, fees and other revenues of $34.8 billion, up 7% from 2006
•	Record individual annuity premiums and deposits in the United States of $16.5 billion, up 7% from the prior year
•	Record full year operating earnings of $4,762 million, with records in the Institutional Business, Auto & Home and International segments
•	Operating return on common equity of 15.2%
Operating earnings for 2007 were $4,762 million, or $6.25 per diluted common share, compared with $4,022 million, or $5.22 per diluted common share, for 2006.
“I’m very pleased with our record revenue and earnings performance in 2007. We continue to focus on the fundamentals of our business and have produced excellent results. In 2007, we grew book value per share and generated an operating return on equity of 15.2% as we continue our commitment to building shareholder value. Looking ahead, we are well positioned for 2008,” added Henrikson.
Fourth Quarter Segment Overview
Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business Earnings a Record $527 Million, up 20%
Operating earnings in Institutional Business increased 20% to $527 million compared with $441 million in the fourth quarter of 2006 as the segment experienced strong growth in premiums, fees and other revenues in the group life and non-medical health and other businesses due to favorable sales and persistency. Earnings also benefited from very strong investment results across the businesses.
Retirement & savings operating earnings were a record $336 million in the quarter, up 24% from the fourth quarter of 2006. The strong performance during the quarter reflects wider interest spreads due to strong investment income and lower crediting rates, as well as good underwriting results and lower expenses.
Operating earnings in non-medical health & other were $98 million in the quarter, up 32% from the fourth quarter of 2006. The growth in earnings was due primarily to improved underwriting results as well as a 12% increase in premiums, fees and other revenues, including a 15% increase in both dental and disability premiums, fees and other revenues.
Group life operating earnings for the quarter were $93 million, compared with $95 million in the prior period. Earnings in the business benefited from a 6% growth in premiums, fees and other revenues as well as higher interest spreads. Earnings for the quarter were impacted by certain non-recurring expenses.
Individual Business Earnings of $382 Million
The Individual Business segment had operating earnings of $382 million during the fourth quarter of 2007 compared with $415 million in the fourth quarter of 2006. While earnings declined year-over-year, the segment experienced top-line growth and increases in both variable annuity deposits and total first year life premiums.
Total life operating earnings were $181 million, compared with $183 million in the fourth quarter of 2006. Net revisions to the amortization of deferred policy acquisition costs favorably impacted fourth quarter 2007 earnings by $48 million, net of income tax. This was partially offset by mortality liability adjustments. Total life first year premiums and deposits grew 27% over the prior period. In addition, sales increased for the third consecutive quarter in all major channels driven by recent systems and service enhancements as well as a focus on key account relationships.
Annuity operating earnings were $186 million, compared with $230 million in the fourth quarter of 2006. While investment results were strong during the quarter, they were more than offset by net revisions to the amortization of deferred policy acquisition costs that reduced fourth quarter 2007 earnings by $41 million, net of income tax. Fees for separate account investment-type products within the annuity business rose 22% and total annuity premiums and deposits grew from $3.8 billion in the fourth quarter of 2006 to $4.0 billion. Variable annuity statutory premiums and deposits rose 13% due to product enhancements, strong account relationships and growth in the agency distribution channels.
Auto & Home Earnings of $103 Million
Auto & Home operating earnings were $103 million in the fourth quarter of 2007, compared with $115 million in the prior period. In the fourth quarter of 2007, the segment benefited from favorable non-catastrophe claim development related to prior accident years of $25 million, net of income tax, compared with $52 million, net of income tax, in the prior period. In addition, catastrophe losses in the fourth quarter of 2007 were within expectations and lower than the prior period.
International Business Earnings of $193 Million
International operating earnings were $193 million in the fourth quarter of 2007. Fourth quarter 2006 earnings, which were negatively impacted by certain one time items, were $16 million.
Earnings in the fourth quarter of 2007 reflect sound business results in the Latin America and Asia Pacific regions. In addition, Latin America earnings were positively impacted by a one time liability reduction and related tax benefits, due to pension regulation changes, in the amount of $105 million.
International continued its strong performance in the fourth quarter of 2007 as premiums, fees and other revenues grew 14% over the prior period to exceed $1 billion for the third consecutive quarter. In South Korea, on a local currency basis, sales more than doubled compared to the fourth quarter of 2006 reaching 430 billion won ($467 million). This was due to growth in the agency distribution channel as well as institutional pension sales and new retail product launches. In line with current market conditions and due in part to new regulatory guidelines, Japan annuity deposits of 139 billion yen ($1.2 billion) were down from 183 billion yen ($1.6 billion) in the prior period.

Investments
MetLife’s investment portfolio continued to deliver strong results in the fourth quarter of 2007. Before income tax and the impact of deferred acquisition costs, variable investment income was approximately $270 million higher than plan, driven by higher corporate joint venture and securities lending income.
In the quarter, MetLife had net realized investment losses, after income tax, of $182 million, including $49 million, net of income tax, in credit-related losses. The remainder of the net realized investment losses was primarily driven by net derivative losses related to positions that protect economic value but do not qualify for hedge accounting.
Corporate Events
 Share Repurchase
For the quarter ended December 31, 2007, MetLife repurchased approximately 11.6 million shares of common stock at an aggregate cost of $731 million, under an accelerated share repurchase agreement. To date in 2008, MetLife has repurchased approximately 7.7 million shares of its common stock at an aggregate cost of $450 million pursuant to an accelerated share repurchase agreement signed in December 2007. Currently, MetLife has $1,061 million remaining on its existing share repurchase authorizations.
Earnings Conference Call
MetLife will hold its fourth quarter and full year 2007 earnings conference call and audio Webcast on Thursday, February 7, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Thursday, February 7, 2008, until Thursday, February 14, 2008, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 904277. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share. Operating earnings available to common shareholders is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends which are recorded in Corporate & Other. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings available to common shareholders. Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. Operating return on common equity is defined as operating earnings available to common shareholders divided by average GAAP common equity, excluding accumulated other comprehensive income. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.

	For the three months ended December 31,
	2007		2006
	(In millions, except per common share data)
Net income available to common shareholders	$1,083	$1.44	$3,829	$4.95
Less: Net investment gains (losses), net of income tax[1]	(182)	(0.24)	2,791	3.61
Less: Adjustments related to net investment gains (losses), net of income tax[2]	64	0.09	(29)	(0.04)
Less: Discontinued operations, net of income tax[3]	(7)	(0.01)	13	0.02

Operating earnings available to common shareholders	$1,208	$1.60	$1,054	$1.36

(1)	Net investment gains (losses), net of income tax, includes gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $5 million and $3,021 million for the three months ended December 31, 2007 and 2006, respectively, and excludes gains (losses) of $45 million and $56 million for the three months ended December 31, 2007 and 2006, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2)	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(3)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

	For the year ended December 31,
	2007		2006
	(In millions, except per common share data)
Net income available to common shareholders	$4,180	$5.48	$6,159	$7.99
Less: Net investment gains (losses), net of income tax[1]	(648)	(0.85)	2,003	2.59
Less: Adjustments related to net investment gains (losses), net of income tax[2]	47	0.06	74	0.10
Less: Discontinued operations, net of income tax[3]	19	0.02	60	0.08

Operating earnings available to common shareholders	$4,762	$6.25	$4,022	$5.22

Book value per diluted common share		$43.47		$41.21
Less: Accumulated other comprehensive income per diluted common share		1.41		1.45

Book value per diluted common share, excluding accumulated other comprehensive income		$42.06		$39.76

Total equity	$35,179		$33,798
Less: Accumulated other comprehensive income	1,078		1,118
Less: Preferred stock	2,042		2,042

Adjusted common equity	$32,059		$30,638

Average common equity	$31,349		$27,893
Operating return on common equity	15.2%		14.4%

(1)	Net investment gains (losses), net of income tax, includes gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $8 million and $3,079 million for the full year ended December 31, 2007 and 2006, respectively, and excludes gains (losses) of $165 million and $186 million for the full year ended December 31, 2007 and 2006, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2)	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(3)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.
Net income available to common shareholders and net income available to common shareholders per diluted common share are defined as net income and net income per diluted common share less preferred stock dividends, respectively.
This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.
Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (iii)

investment losses and defaults; (iv) unanticipated changes in industry trends; (v) catastrophe losses; (vi) ineffectiveness of risk management policies and procedures; (vii) changes in accounting standards, practices and/or policies; (viii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (ix) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (x) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xi) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xii) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xiii) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xiv) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (xv) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xvi) economic, political, currency and other risks relating to the company’s international operations; (xvii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xviii) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xix) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
For a copy of MetLife’s Quarterly Financial Supplement, please visit www.metlife.com.
# # #

MetLife, Inc.
Consolidated Statements of Income
For the Three Months and Years Ended December 31, 2007 and 2006 (Unaudited)
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Premiums	$7,283	$6,979	$27,895	$26,412
Universal life and investment-type product policy fees	1,409	1,232	5,311	4,780
Net investment income	4,956	4,568	19,006	17,082
Other revenues	374	360	1,533	1,362
Net investment gains (losses)	(192)	(288)	(738)	(1,382)

Total revenues	13,830	12,851	53,007	48,254

Expenses
Policyholder benefits and claims	7,181	6,983	27,828	26,431
Interest credited to policyholder account balances	1,441	1,386	5,741	5,171
Policyholder dividends	437	433	1,726	1,701
Other expenses	3,186	3,001	11,673	10,783

Total expenses	12,245	11,803	46,968	44,086

Income from continuing operations before provision for income tax	1,585	1,048	6,039	4,168
Provision for income tax	467	254	1,759	1,097

Income from continuing operations	1,118	794	4,280	3,071
Income (loss) from discontinued operations, net of income tax	—	3,069	37	3,222

Net income	1,118	3,863	4,317	6,293
Preferred stock dividends	35	34	137	134

Net income available to common shareholders	$1,083	$3,829	$4,180	$6,159

Operating Earnings Available to Common Shareholders Reconciliation
Net income available to common shareholders	$1,083	$3,829	$4,180	$6,159
Net investment gains (losses)	(264)	4,324	(1,007)	3,117
Minority interest — net investment gains (losses)	15	(2)	33	—
Net investment gains (losses) tax benefit (provision)	67	(1,531)	326	(1,114)

Net investment gains (losses), net of income tax (1) (2)	(182)	2,791	(648)	2,003

Adjustments related to universal life and investment-type product policy fees	2	3	(12)	(6)
Adjustments related to policyholder benefits and dividends	10	(98)	(154)	(110)
Adjustments related to other expenses	85	49	236	231
Adjustments related to tax benefit (provision)	(33)	17	(23)	(41)

Adjustments related to net investment gains (losses), net of income tax (3)	64	(29)	47	74

Discontinued operations, net of income tax (4)	(7)	13	19	60

Operating earnings available to common shareholders	$1,208	$1,054	$4,762	$4,022

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of $45 million and $56 million for the three months ended December 31, 2007 and 2006, respectively, and $165 million and $186 million for the years ended December 31, 2007 and 2006, respectively.

(2)	Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $5 million and $3,021 million for the three months ended December 31, 2007 and 2006, respectively, and $8 million and $3,079 million for the years ended December 31, 2007 and 2006, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or unless otherwise noted)

	At or for the Three Months		At or for the Years
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Other Financial Data:
Net income available to common shareholders	$1,083	$3,829	$4,180	$6,159
Operating earnings available to common shareholders	$1,208	$1,054	$4,762	$4,022
Total assets (billions)	$558.6	$527.7	$558.6	$527.7

Individual Business Sales Data:
Total first year life premiums and deposits	$314	$248	$1,070	$1,089
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$257	$191	$853	$886
Total annuity deposits	$3,958	$3,781	$16,524	$15,483

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	754.1	773.1	762.3	770.7
Operating earnings available to common shareholders per common share - diluted	$1.60	$1.36	$6.25	$5.22
Net income available to common shareholders per common share — diluted	$1.44	$4.95	$5.48	$7.99

MetLife, Inc.
Consolidated Balance Sheet Data
December 31, 2007 and December 31, 2006 (Unaudited)
(In millions)

	December 31,	December 31,
	2007	2006
Balance Sheet Data:
General account assets	$398,403	$383,350
Separate account assets	160,159	144,365

Total assets	$558,562	$527,715

Policyholder liabilities	$281,570	$270,599
Short-term debt	667	1,449
Long-term debt	9,628	9,129
Collateral financing arrangements	5,732	850
Junior subordinated debt securities	4,474	3,780
Shares subject to mandatory redemption	159	278
Other liabilities	60,994	63,467
Separate account liabilities	160,159	144,365

Total liabilities	523,383	493,917

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	17,098	17,454
Retained earnings	19,884	16,574
Treasury stock	(2,890)	(1,357)
Accumulated other comprehensive income (loss)	1,078	1,118

Total stockholders’ equity	35,179	33,798

Total liabilities and stockholders’ equity	$558,562	$527,715

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Total Institutional Operations
Net income available to common shareholders	$459	$259	$1,449	$1,167
Net investment gains (losses), net of income tax	(84)	(168)	(516)	(520)
Adjustments related to net investment gains (losses), net of income tax	16	(14)	(2)	(13)

Operating earnings available to common shareholders	$527	$441	$1,967	$1,700

Institutional Operations:
Group Life
Net income available to common shareholders	$34	$69	$355	$345
Net investment gains (losses), net of income tax	(61)	(26)	(111)	(85)
Adjustments related to net investment gains (losses), net of income tax	2	—	3	4

Operating earnings available to common shareholders	$93	$95	$463	$426

Retirement & Savings
Net income available to common shareholders	$211	$124	$614	$544
Net investment gains (losses), net of income tax	(147)	(140)	(538)	(390)
Adjustments related to net investment gains (losses), net of income tax	22	(8)	11	(21)

Operating earnings available to common shareholders	$336	$272	$1,141	$955

Non-Medical Health & Other
Net income available to common shareholders	$214	$66	$480	$278
Net investment gains (losses), net of income tax	124	(2)	133	(45)
Adjustments related to net investment gains (losses), net of income tax	(8)	(6)	(16)	4

Operating earnings available to common shareholders	$98	$74	$363	$319

Total Individual Operations
Net income available to common shareholders	$348	$351	$1,357	$1,264
Net investment gains (losses), net of income tax	(17)	(88)	(96)	(404)
Adjustments related to net investment gains (losses), net of income tax	(17)	24	(60)	125

Operating earnings available to common shareholders	$382	$415	$1,513	$1,543

Individual Operations:
Traditional Life
Net income available to common shareholders	$65	$124	$175	$341
Net investment gains (losses), net of income tax	(33)	3	(64)	(103)
Adjustments related to net investment gains (losses), net of income tax	(3)	1	(55)	56

Operating earnings available to common shareholders	$101	$120	$294	$388

Variable & Universal Life
Net income available to common shareholders	$79	$69	$233	$245
Net investment gains (losses), net of income tax	3	3	(57)	(44)
Adjustments related to net investment gains (losses), net of income tax	(4)	3	8	15

Operating earnings available to common shareholders	$80	$63	$282	$274

Annuities
Net income available to common shareholders	$199	$164	$935	$671
Net investment gains (losses), net of income tax	23	(86)	47	(237)
Adjustments related to net investment gains (losses), net of income tax	(10)	20	(13)	54

Operating earnings available to common shareholders	$186	$230	$901	$854

Other
Net income (loss) available to common shareholders	$5	$(6)	$14	$7
Net investment gains (losses), net of income tax	(10)	(8)	(22)	(20)

Operating earnings available to common shareholders	$15	$2	$36	$27

Total Auto & Home
Net income available to common shareholders	$105	$120	$436	$416
Net investment gains (losses), net of income tax	2	5	10	2

Operating earnings available to common shareholders	$103	$115	$426	$414

Auto & Home:
Auto
Net income available to common shareholders	$66	$99	$287	$318
Net investment gains (losses), net of income tax	1	3	7	1

Operating earnings available to common shareholders	$65	$96	$280	$317

Homeowners & Other
Net income available to common shareholders	$39	$21	$149	$98
Net investment gains (losses), net of income tax	1	2	3	1

Operating earnings available to common shareholders	$38	$19	$146	$97

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
International
Net income available to common shareholders	$205	$(16)	$635	$200
Net investment gains (losses), net of income tax	(5)	(8)	38	(19)
Adjustments related to net investment gains (losses), net of income tax	23	(35)	38	(37)
Discontinued operations, net of income tax	(6)	11	(9)	28

Operating earnings available to common shareholders	$193	$16	$568	$228

Reinsurance
Net income available to common shareholders	$28	$35	$133	$118
Net investment gains (losses), net of income tax	(53)	6	(94)	4
Adjustments related to net investment gains (losses), net of income tax	42	(4)	71	(1)

Operating earnings available to common shareholders	$39	$33	$156	$115

Corporate, Other & Eliminations
Net income available to common shareholders	$(62)	$3,080	$170	$2,994
Net investment gains (losses), net of income tax	(25)	3,044	10	2,940
Discontinued operations, net of income tax	(1)	2	28	32

Operating earnings available to common shareholders	$(36)	$34	$132	$22